Exhibit 10.8

EXECUTION VERSION

ASSET PLEDGE AGREEMENT

This Asset Pledge Agreement is entered into as of December 31, 2019 by and among: on one side (i) CIMA Telecom, Inc., a corporation organized under the laws of the State of Florida (hereinafter referred to as “Pledgee”), and on the other side (ii) Cuentas Inc., a corporation organized under the laws of the State of Florida (hereinafter referred to as “Pledgor”)

PREAMBLE

WHEREAS, the Pledgor is the Licensee under that certain Platform License Agreement, by and among Auris, LLC and Knetik, Inc., each wholly-owned subsidiaries of Pledgee, Pledgee and Pledgor entered into as of the date hereof (the “License”);

WHEREAS, the Pledgee and the Pledgor have entered into a series of other transaction documents, including the License, that certain Voting Agreement and Proxy between Pledgor, the Pledgee and the other parties thereto (the “Voting Agreement”), that certain Note and Warrant Purchase Agreement by and between Pledgor and the Pledgee (the “Purchase Agreement”) and Promissory Note and Warrant issued by the Pledgor in favor of the Pledgee, and any other transaction documents related thereto (the “Transaction Documents”);

WHEREAS, Pledgor has agreed to take certain actions in connection with and as set forth more specifically in the Transaction Documents;

WHEREAS it is a condition of the License and the Note Purchase Agreement that the Pledgor unconditionally and irrevocably pledges all of its rights, title and interest in and to the License and any rights and assets granted pursuant to the License (the “Assets”) to the Pledgee as a guarantee for the full and punctual fulfillment of its obligations under Sections 2, 3, and 4 of the Voting Agreement, the issuance of the securities under the Debenture and Warrant (the “Obligations”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Pledgor and the Pledgee hereby agree as follows.

1. Pledge. The Pledgor hereby pledges to the Pledgee all of its rights and interests in the Assets (the “Pledged Assets”), and hereby grants to the Pledgee a first priority security interest in the Pledged Assets, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of its Obligations.

2. Representations and Warranties. The Pledgor represents and warrants to the Pledgee as follows:

2.1. The Pledgor has lawfully entered into this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Pledgor enforceable against the relevant Pledgor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally;

2.2. No governmental approvals or other consents or approvals or notices of or to any person are required in connection with (i) the pledge by the Pledgor of the Pledged Assets pursuant to this Agreement, or the execution, delivery, performance by the Pledgor of this Agreement, (ii) the validity or enforceability of this Agreement, (iii) the perfection or the maintenance of the security interests created hereby (including the first priority nature of such security interests), or (iv) the exercise by the Pledgee of the rights provided for in this Agreement or the remedies in respect of the Pledged Assets pursuant to this Agreement, except to the extent the same have been obtained and are in full force and effect .

2.3. No litigation, investigation or proceeding of or before any arbitrator, court or governmental authority with respect to this Agreement, the Pledged Assets or any of the transactions contemplated hereby is pending or, to the best of its knowledge, threatened against or affecting the Pledgor or against or affecting any of its properties, rights, revenues or assets, in each case that could reasonably be expected to have a material adverse effect on the rights and remedies of the Pledgee hereunder;

2.4. The Assets are not subject to any transfer or sale restrictions, except as provided herein or in the License;

2.5. The Pledgor is the legal owner of the Pledged Assets (as set forth in the recitals hereof), free of any and all liens or encumbrances in favor of, or claims of, any other person, except as provided for by this Agreement or the License; and

2.6. The lien granted pursuant to this Agreement will constitute in favor of the Pledgee a legal, valid and enforceable perfected, first priority lien on the Pledged Assets under Florida law; and, upon compliance by the Pledgor with its obligations under Section 3 hereof, the lien granted pursuant to this Agreement will constitute in favor of Pledgee a legal, valid and enforceable perfected, first priority lien on any Assets acquired by the Pledgor after the date hereof under Florida law;

2.7. Neither the Pledgor nor the Pledged Assets have any immunity from jurisdiction of any court or from off-set or any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

3. Covenants. The Pledgor covenants and agrees with the Pledgee that from and after the date of this Agreement until its Obligations are satisfied in full:

3.1. Without the prior written consent of the Pledgee, the Pledgor will not (i) create, incur or permit to exist any lien or option in favor of, or any claim of any person with respect to, any of the Pledged Assets or any interest therein or (ii) sell, assign, transfer, exchange, or otherwise dispose of the Pledged Assets. The Pledgor will defend the right, title and interest of the Pledgee in and to the Pledged Assets against the claims and demands of all persons whomsoever.

3.2. At any time and from time to time, upon the written request of the Pledgee and at the sole expense of the Pledgor, the Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Pledgee may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.

3.3. The Pledgor will pay, and save the Pledgee and its successors, assigns, employees and agents harmless from, any and all liabilities, costs and expenses (including, without limitation, legal fees and expenses) (i) with respect to, or resulting from, any delay in paying any and all excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Pledged Assets, (ii) with respect to or resulting from any breach by the Pledgor of its representations contained in Section 2 hereof or its covenants contained in this Section 3 and the other provisions hereof, or (iii) in connection with the grant and perfection of the lien contemplated by this Agreement (including, without limitation, those actions described in Section 1 hereof).

4. Termination and Release. This Agreement shall be terminated and the Pledgor shall consequently be released and discharged from the obligations established herein upon full and punctual satisfaction of all of its Obligations. The Pledgee shall confirm to the Pledgor in writing within 30 (thirty) days as of the settlement of the Obligations secured by the pledge hereunder that such Obligations have been fully and punctually satisfied, after which the parties shall perform all further acts and execute all documents necessary to cancel the pledge granted by virtue of this Agreement, including, but not limited to, entering into a Termination Asset Pledge Agreement to evidence the termination of the pledge and release of obligations. It is hereby expressly agreed that each party shall bear its respective expenses in connection with such termination and registration.

5. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing, the Pledgee may, at its option, by notice in writing to the Pledgor, declare all of the obligations to be immediately due together with interest accrued thereon:

(a) if the Pledgor defaults in its fulfillment of any of its Obligations;

(b) if any representation or warranty made by the Pledgor herein shall be false or misleading in any material respect;

(c) if the Pledgor makes an assignment of the Pledged Assets for the benefit of creditors;

(d) if the Pledgor files a petition or application, or commences any proceedings, under any insolvency or readjustment of debt laws of any jurisdiction, whether now or hereafter in effect;

(e) if any such petition or application is filed, or any such proceedings are commenced, against the Pledgor, and the Pledgor by any act indicates its approval thereof, consent there to, or acquiescence therein, or any order is entered adjudicating the Pledgor bankrupt or insolvent, or approving the petition in any proceedings; or

(f) if the Pledgor defaults on its obligations in the Voting Agreement, in the Warrant or under Article II of the Purchase Agreement.

In the event that the terms of the Pledge Agreement are enforced by the Pledgee upon an event of default pursuant to this Section 6 and the License Agreement is terminated, Pledgee shall transfer and return to the Pledgor all shares of the Pledgor it has been issued through the conversion of the Debenture or exercise of the Warrant. For the avoidance of doubt, in the event that the terms of this Agreement are enforced and the License Agreement is terminated, then the Five Million Dollars ($5,000,000) of liquidated damages called for under this Section 4.6 of the Purchase Agreement shall no longer be payable and due by the Pledgor.

6. Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction. Where provisions of any law or regulation resulting in such prohibition or unenforceability may be waived they are hereby waived by the Pledgor and the Pledgee to the full extent permitted by law so that this Agreement shall be deemed a valid, binding agreement, and the security interest created hereby shall constitute a continuing first lien on and first perfected security interest in the Pledged Assets, in each case enforceable in accordance with its terms.

7. Headings. The paragraph, section and caption headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8. Waivers and Amendments; Successors and Assigns. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the parties hereto; provided, however, that any provision of this Agreement may be waived by the Pledgee in a written letter or agreement executed by the Pledgee or by facsimile transmission from the Pledgee. This Agreement shall be binding upon the successors and permitted assigns of the Pledgor and shall inure to the benefit of the Pledgee and its respective successors and assigns.

9. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or five (5) Business Days after being deposited in the Brazilian mail, first class air mail postage prepaid, or, in the case of telecopy notice, when confirmation of receipt is obtained. Each notice, demand or request shall be made to the intended recipient at the addresses indicated in the Preamble hereto or at such other address or facsimile number from time to time designated by such party to the other hereto for such purposes.

10. Governing Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with the laws of Florida, without regard to its principles of conflicts of law.

IN WITNESS WHEREOF, the undersigned have caused this Asset Pledge Agreement to be duly executed and delivered as of the date first above written, in the presence of the two undersigned witnesses.

CIMA TELECOM, INC. as Pledgee		CUENTAS, INC. as Pledgor

By:	/s/ Juan M. Gomez	By:	/s/ Arik Maimon
Name:	Juan M. Gomez	Name:	Arik Maimon
Title:	Chief Executive Officer	Title:	Chief Executive Officer

6